U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

                              Renauld, David L.
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   (Last)                           (First)             (Middle)

Telaxis Communications Corporation
20 Industrial Drive East
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                                    (Street)

South Deerfield                      MA                   01373
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

                    Telaxis Communications Corporation "TLXS"
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

                                  February 2002

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                  Vice President, Legal and Corporate Affairs,
                              Secretary and Clerk

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                           2/25/02        M              3,000       A      $0.53    11,500          D
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
                       2.                                                                                   Deriv-    of
                       Conver-                   5.                             7.                         ative     Deriv-   11.
                       sion                      Number of                      Title and Amount           Secur-    ative    Nature
                       or                       Derivative    6.               of Underlying     8.       ities     Secur-   of
                       Exer-            4.      Securities    Date             Securities        Price    Bene-     ity:     In-
                       cise    3.       Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of       ficially  Direct   direct
                       Price   Trans-   action  or Disposed   Expiration Date  ----------------  Deriv-   Owned     (D) or   Bene-
1.                     of      action   Code    of(D)         (Month/Day/Year)           Amount  ative    at End    In-      ficial
Title of               Deriv-  Date     (Instr. (Instr. 3,    ----------------           or      Secur-   of        direct   Owner-
Derivative             ative   (Month/  8)      4 and 5)      Date     Expira-           Number  ity      Month     (I)      ship
Security               Secur-  Day/     ------  ------------  Exer-    tion              of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)             ity     Year)    Code V   (A)    (D)   cisable  Date     Title    Shares  5)       4)        4)       4)
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
Employee Stock                                                                  Common
 Option                $0.53   2/25/02    M            3,000(1)  (2)    7/17/11 Stock     3,000            186,150      D
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
Explanation of Responses:

     (1) On February 25, 2002, Mr. Renauld exercised options to acquire 3,000 shares of common stock under a July 17, 2001 employee stock option grant.

     (2) As of the reporting date the employee stock option granted to Mr. Renauld on July 17, 2001 is exercisable as to 12,000 shares. This option vests as to an additional 2,500 shares of common stock on the first day of each calendar quarter until fully vested.



      /s/ David L. Renauld                                      March 5, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                              Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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